Exhibit k.12
Draft February 22, 2007
ASSIGNMENT AND ASSUMPTION AGREEMENT
[•], 2007
     This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of the date hereof by and between GSCP (NJ), L.P., a Delaware limited partnership (“Assignor”) and GSC Investment LLC, a Maryland limited liability company (together with its successors and assigns, “Assignee”).
     1. Assignment and Transfer of Collateral Manager Agreements.
     (a) Assignment and Assumption. Effective as of the Effective Date (as defined below in Section 2), Assignor hereby irrevocably assigns, transfers and conveys to Assignee, and Assignee hereby accepts and assumes from Assignor, (i) all of Assignor’s rights, title and interest (other than the Surviving Rights (as defined below in Section 1(c)) in, to and under (w) that certain Collateral Management Agreement, dated November 5, 2001, as previously amended prior to the Effective Date (the “Collateral Management Agreement”), by and between the Issuer (as defined below) and the Assignor, as collateral manager (the “Original Collateral Manager”), (x) the other Transaction Documents (as defined in the Indenture (as defined below)) to which the Original Collateral Manager is a party, (y) all other agreements between the Issuer and the Original Collateral Manager (such agreements described in clauses (w), (x) and (y) collectively, the “Collateral Manager Agreements”) and (z) the Indenture, and (ii) all of Assignor’s duties, obligations and liabilities (other than the Surviving Liabilities (as defined below in Section 1(c)) under the Collateral Manager Agreements (as well as the provisions of the Indenture applicable to the Collateral Manager) other than the Surviving Liabilities. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed in that certain Indenture, dated as of December 4, 2001, as previously amended (the “Indenture”), among GSC Partners CDO Fund III, Limited, as issuer (the “Issuer”), GSC Partners CDO Fund III, Corp., as co-issuer (the “Co-Issuer,” and together with the Issuer, the “Co-Issuers”), Financial Security Assurance Inc. (the “Insurer”) and U.S. Bank National Association (as successor in interest to Wachovia Bank, National Association (f/k/a First Union National Bank)), as trustee (in such capacity, the “Trustee”), custodian and securities intermediary. In consideration of such assignment, Assignee will pay to Assignor, the Cash consideration payable under the Contribution and Exchange Agreement, dated October 17, 2006, as amended (the “Contribution and Exchange Agreement”), among the Assignee, the Assignor and the “Investors” party thereto.
     (b) Performance. Assignee agrees to be bound by and to perform all of Assignor’s obligations and duties (other than the Surviving Liabilities) under each of the Collateral Manager Agreements and under the provisions of the Indenture applicable to the Collateral Manager and in accordance with the terms and condition therein.
     (c) Consent and Release. The Issuer and the Insurer each hereby consents to the assignment, transfer and assumption of the Assignor’s rights, title, interest, duties, obligations and liabilities under each of the Collateral Manager Agreements (as well as the provisions of the

Indenture applicable to the Collateral Manager) contemplated herein and waives any rights that it may have to further consent to, receive notice of, condition or qualify such assignment, transfer and assumption. The parties acknowledge and agree that Assignor is hereby irrevocably released from all obligations, duties and liabilities under each of the Collateral Manager Agreements (as well as the provisions of the Indenture applicable to the Collateral Manager) and shall have no further rights, duties, obligations or liabilities thereunder other than (x) those rights, duties, obligations and liabilities under Section 10 of the Collateral Management Agreement arising prior to the Effective Date and (y) those rights, duties, obligations and liabilities under Sections 2(j)(i) and 15 of the Collateral Management Agreement (such rights described in clauses (x) and (y) collectively, the “Surviving Rights”; such duties, obligations and liabilities described in clauses (x) and (y) collectively, the “Surviving Liabilities”). The parties hereto acknowledge and agree that any failure on the part of Assignee to perform under any of the Collateral Manager Agreements (or under any provision of the Indenture applicable to the Collateral Manager) shall not result in any liability to Assignor. Upon the occurrence of the Effective Date, the Assignee shall be the “Collateral Manager” for all purposes of the Collateral Management Agreement, all other Collateral Manager Agreements and the Indenture.
     (d) Continuing Effect of the Collateral Manager Agreements. Notwithstanding the assignment, transfer and assumption effected hereunder, each of the Collateral Manager Agreements shall remain in full force and effect, and except as specifically set forth herein, nothing contained herein shall be interpreted in any way to supersede, modify, replace, amend, change, rescind, waive or otherwise affect any provision of such agreements.
     (e) Notices. All notices to Assignor under each of the Collateral Manager Agreements and/or the Indenture, as of the Effective Date, shall be sent to Assignee at the address set forth in Section 8(b) hereof.
     2. Effective Date. This Agreement shall be effective as of the “Effective Date” hereunder, which date shall be the date on which all counterparts of this Agreement shall have been executed and delivered to the parties hereto, the Issuer, the Insurer and the Trustee.
     3. Representations and Warranties of the Assignor and Assignee.
     (a) Assignor. The Assignor, as of the Effective Date (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claims; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any of the Collateral Manager Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the Collateral Manager Agreements or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Co-Issuers or the performance or observance by the Co-Issuers of any of their respective obligations under any of the Collateral Manager Agreements, the Indenture or any other Transaction Documents or any other instrument or document furnished pursuant thereto.

     (b) The Assignee hereby represents and warrants to the Assignor and the Issuer as of the date hereof and as of the Effective Date:
     (i) The Assignee is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Maryland and has full power and authority to own its assets and to transact the business in which it is currently engaged and is duly qualified as a limited liability company is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires, or the performance of this Agreement and the obligations hereunder and under any of the Collateral Manager Agreements (or any provision of the Indenture applicable to the Assignee as Collateral Manager) would require such qualification, except for those jurisdictions in which the failure to be so qualified, would not have a material adverse effect on the business, operations, assets or financial condition of the Assignee or on the ability of the Assignee to perform its obligations as Collateral Manager under, or on the validity or enforceability of, this Agreement, any of the Collateral Manager Agreements (or any provision of the Indenture applicable to the Assignee as Collateral Manager);
     (ii) The Assignee has full power and authority to execute, deliver and perform this Agreement and to perform all obligations required hereunder, under each of the Collateral Manager Agreements and under the provisions of the Indenture which are applicable to the Assignee as Collateral Manager, and the Assignee has taken all necessary action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and the performance of all obligations required hereunder, under each of the Collateral Manager Agreements and under the terms of the Indenture which are applicable to the Assignee as Collateral Manager. No consent of any Person (other than consents of the Issuer and Insurer, which consents have been obtained and are in full force and effect), including, without limitation, creditors of the Assignee, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Assignee in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement or the performance of the obligations required hereunder, under any of the Collateral Manager Agreements or under the terms of the Indenture which are applicable to the Assignee as Collateral Manager. This Agreement has been, and each instrument and document required hereunder or under the terms of any of the Collateral Manager Agreements or the Indenture shall be, executed and delivered by a duly authorized officer of the Assignee, and this Agreement constitutes, and each instrument and document required hereunder or under the terms of any of the Collateral Manager Agreements or the Indenture when executed and delivered by the Assignee hereunder or under the terms of any of the Collateral Manager Agreements or the Indenture, shall constitute, the legally valid and binding obligations of the Assignee enforceable against the Assignee in accordance with their terms, subject, as to enforcement, to (a) the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights, as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Assignee and (b) general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity);
     (iii) The execution, delivery and performance of this Agreement, and the terms of each of the Collateral Manager Agreements and the Indenture applicable to the Collateral Manager,

and the documents and instruments required hereunder or under the terms of any of the Collateral Manager Agreements or the Indenture, shall not violate any provision of any existing law or regulation binding on or applicable to the Assignee, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Assignee, or the certificate of formation, limited liability company agreement or other organizational documents (collectively, “Governing Instruments”) of, or any securities issued by, the Assignee or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Assignee is a party or by which the Assignee or any of its assets is or may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Assignee or its ability to perform its obligations under this Agreement, any of the Collateral Manager Agreements or the Indenture, and shall not result in or require the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking;
     (iv) There is no charge, investigation, action, suit or proceeding before or by any court pending or, to the best knowledge of the Assignee, threatened that, if determined adversely to the Assignee, would have a material adverse effect upon the performance by the Assignee of its duties under, or on the validity or enforceability of this Agreement and the provisions of any of the Collateral Manager Agreements or the Indenture applicable to the Assignee as Collateral Manager;
     (v) The Assignee is authorized to carry on its business in the United States;
     (vi) The Assignee is not in violation of its Governing Instruments or in breach or violation of or in default under any contract or agreement to which it is a party or by which it or any of its property may be bound, or any applicable statute or any rule, regulation or order of any court, government agency or body having jurisdiction over the Assignee or its properties, the breach or violation of which or default under which would have a material adverse effect on the validity or enforceability of this Agreement or the provisions of any of the Collateral Manager Agreements or the Indenture applicable to the Assignee as Collateral Manager hereunder, or the performance by the Assignee of its duties hereunder or thereunder;
     4. Further Actions. The parties hereto agree that, from time to time after the execution and delivery hereof, each will, upon the reasonable request of any of the other parties, take all such action and execute and deliver all such documents, instruments and conveyances which may be commercially reasonably necessary or desirable to carry out and give effect to the assignment, transfer and assumption of each of the Collateral Manager Agreements, and the releases therefrom and from the provisions of the Indenture applicable to the Collateral Manager, contemplated hereunder. Without limiting the generality of the foregoing, the parties agree to use their commercially reasonable efforts to obtain the consents of any other parties or persons who may have a direct or indirect, legal or beneficial interest (whether as a third party beneficiary or otherwise) in the assignment, transfer, assumption and releases contemplated hereunder.
     5. Collateral Management Fees. Notwithstanding anything contained herein to the contrary, the Assignor shall be entitled to receive the Collateral Management Fees accruing under the Indenture and Collateral Management Agreement to (but excluding) the date hereof. On or prior to the date on which all of the conditions set forth in clauses (a), (b) and (c) of Section 4.1 of the Indenture are satisfied, the Issuer shall pay (or cause to be paid) to the Assignor Cash in an amount equal to aggregate amount of Collateral Management Fees due to the Assignor as described in the immediately preceding sentence.
     6. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PRINCIPLES OF SUCH STATE THAT MIGHT REFER THE GOVERNANCE, CONSTRUCTION OR INTERPRETATION OF THIS AGREEMENT TO THE LAWS OF ANOTHER JURISDICTION.
     7. Submission to Jurisdiction. Each of the parties hereto agrees irrevocably and unconditionally to:
     (a) submit itself and its property in any action relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such action shall be heard and determined in such New York State courts or, to the extent permitted by law, in such federal courts;
     (b) consent that any such action may and shall be brought in such courts and waive any objection that it may now or hereafter have to the venue or jurisdiction of any such action in any such court or that such action was brought in an inconvenient court and agree not to plead or claim the same;
     (c) waive all right to trial by jury in any action (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or its performance under or the enforcement of this Agreement;
     (d) agree that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 8; and
     (e) agree that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of New York.
     8. Notices. Any notice or information to be given, delivered or provided pursuant to this Agreement to any of the parties shall be in writing and be deemed received, served, delivered or provided if it is delivered (a) by hand, when delivered in person against written receipt, (b) by recognized overnight courier, on the next day after deposit with such courier, or (c) by facsimile transmission, on the date of transmission, upon confirmation of transmission, to the following address or facsimile number:

     (a) in the case of the Assignor, by giving, delivering or providing the original notice or information to:
GSCP (NJ), L.P.
300 Campus Drive, Suite 110
Florham Park, NJ 07932
Telecopy: 973-593-5454
Attention: Richard T. Allorto
     (b) in the case of the Assignee, by giving, delivering or providing the original notice or information to:
GSC Investments LLC
535 Madison Avenue, Floor 17
New York, New York 10022
Telecopy: 212-884-6184
Attention: Thomas V. Inglesby
     or, in each case, to such other address or facsimile number and/or for the attention of any other individual and/or copied to any other person designated pursuant to a written notice provided in accordance with this Section 8.
     9. Headings; Context. The headings of the sections contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.
     10. Counterparts. This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the others.
     11. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.
     12. Entire Agreement and Amendment. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersedes all prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of parties hereto.
     13. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision, nor in any way affect the validity of this Agreement or any party hereto or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
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     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GSC (NJ), L.P., as Assignor

By: GSCP (NJ), Inc. its General Partner

By:

Name:
Title:

GSC Investment LLC as Assignee

By:

Name:
Title:

Acknowledged and Agreed: GSC Partners CDO III, Limited, as Issuer

By:

Name:
Title:

Financial Security Assurance Inc., as Insurer

By:

Name:
Title:

U.S. Bank National Association., as Trustee

By:

Name:
Title: